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Exhibit 10.30

Gas Supply Term Sheet between
Tipperary Oil & Gas (Australia) Pty Ltd
& Orica Australia Pty Ltd

Cyanide Plant GSA

1.	Parties:	Tipperary Oil & Gas (Australia) Pty Ltd (ABN 46 077 536 871) of Level 20, 307 Queen Street, Brisbane, Queensland (Seller) and Orica Australia Pty Ltd (ABN 99 004 117 828) of 1 Nicholson Street, Melbourne, Victoria (Buyer).
2.	Nature of this document:	Subject to clause 4 (Conditions Precedent), this document (GSA) is legally binding.
3.	Detailed Gas Supply Agreement:
To facilitate administration of this GSA, Seller and the Buyer agree to negotiate in good faith to enter into, by 30 April 2005 ("Effective Date") or such later date as the Parties agree in writing, a more detailed Gas Supply Agreement which is on terms consistent with, and which incorporates the terms set out in this GSA and which when entered into, will substitute for this GSA.
Failure to conclude the detailed Gas Supply Agreement does not affect the validity of this GSA.
4.	Conditions Precedent:
Clauses 1, 2, 3, 4, 5, 8, 24, 26, 42, 45 and 48 become effective when this GSA is signed. In all other cases, the obligations of the parties as provided for in this GSA are subject to satisfaction or waiver of the following conditions precedent:
		a)	The Buyer obtaining approval of the board of Orica Limited, the Buyer's parent company, for the Buyer entering into this GSA.
		b)	The Buyer entering into a gas transportation agreement on terms satisfactory to it in its absolute discretion to transport gas from the Delivery Point.
		c)	Tipperary Oil & Gas (Australia) Pty Ltd obtaining approval of the board of Tipperary Corporation to this GSA.
The Buyer shall endeavour to ensure that the conditions in 4(a) and 4(b) are satisfied before 30 November 2004.
The Seller shall endeavour to ensure that the condition in 4(c) is satisfied before 30 November 2004.
The board approvals outlined in 4(a) and 4(c) are entirely discretionary and nothing in this GSA limits that discretion.

Conditions 4(a) and (c) inclusive are for the benefit of both the Buyer and the Seller and may only be waived by both. Condition 4(b) is only for the benefit of the Buyer and may only be waived by the Buyer. If the conditions in this clause are not satisfied or waived by the relevant party(s) by the relevant dates as provided above, then either party may terminate this GSA.

5.	Comet Ridge Parties:
The Buyer acknowledges that the Seller will offer to the parties listed in Schedule 1 (Comet Ridge Parties) the opportunity to participate in the supply of gas under this GSA through a sub-contracting arrangement. Seller will offer this GSA to Comet Ridge Parties within 30 days after the signing of this GSA. Comet Ridge Parties will have 30 days from receipt of the offer to determine if they will participate in this GSA.
The Seller acknowledges that participation by a Comet Ridge Party:
		(a)	will not affect in any way the Seller's obligations to the Buyer under this GSA: and
		(b)	will not affect the aggregate quantities of gas to be supplied to the Buyer, as provided for in this GSA, and will not otherwise affect the principal terms as set out in this GSA.
6.	Warranties by Seller:	The Seller warrants to the Buyer at the date of this GSA that:
		a)	it has reserves of gas sufficient to meet all delivery obligations under this GSA;
		b)	it has title to the gas to be supplied under this GSA and that it will deliver the gas free of all encumbrances;
		c)	it has the legal right and power and will do all things necessary to enter into and perform its obligations under this GSA;
		d)	this GSA is a valid and binding agreement on the Seller, enforceable in accordance with its terms; and
e)
the execution and performance of this GSA by it and the other transactions contemplated by this GSA do not violate or conflict with or result in a breach of or constitute a default under the provisions of the constitution of the Seller or of the Operating Agreement dated 15 May 1992, between the Comet Ridge Parties.
7.	Buyer's Warranties:	The Buyer warrants to the Seller that:
		a)	it has the legal right and power and will do all things necessary to enter into and perform its obligations under this GSA, including taking delivery of the gas at the Delivery Point;
		b)	this GSA is a valid and binding agreement on the Buyer, enforceable in accordance with its terms; and
c)
the execution and performance of this GSA by it and the other transactions contemplated by this GSA do not violate or conflict with or result in a breach of or constitute a default under the provisions of the constitution of the Buyer; and
		d)	subject to clause 49, the gas that is purchased under this GSA is for its own consumption only.

8.	Confidentiality:
The parties will keep confidential all matters pertaining to this GSA, any other correspondence in relation to the supply of gas under this GSA, the ensuing negotiations and the detailed Gas Supply Agreement (Confidential Information), and shall not disclose the same to a third party during the term of the detailed Gas Supply Agreement and GSA without the prior written consent of the other party, except to the extent such disclosure is required by law or by any government department or any governmental or regulatory agency having jurisdiction over such party (including any securities exchange), or in connection with any judicial, arbitral or administrative proceeding.
Notwithstanding the preceding paragraph a party, however, shall be permitted to disclose Confidential Information to:
		a)	a related body corporate (as defined in the Corporations Act 2001) of such party; or
		b)	to a financial institution (and its professional advisers) in connection with any finance sought to be arranged by such a party; or
		c)	a consultant, adviser, employee, financier or contractor working for such party; or
		c)	a proposed financier or assignee, transferee or sub-participant of a financier to a party; or
		d)	the agent, the security trustee or a potential credit swap counterparty of a financier to a party; or
		e)	Comet Ridge Parties and their respective employees and officers; or
		f)	to a bona fide purchaser of share capital or a party or any relevant part of a business undertaking of such a party; or
		g)	to bona fide potential purchasers of a holding company of a party, provided that such persons:
(i) have a need to know the disclosing Party's Confidential Information; and
(ii) are aware that the Confidential Information must be kept confidential.

Seller acknowledges that Buyer may be required to disclose changes to Gas costs to certain of Buyer's customers under product supply agreements ("Customer Agreements"). Seller agrees that Buyer may disclose changes to Gas costs under this GSA to customers to the extent it is necessary, provided that those customers have signed a confidentiality agreement with Buyer in a form reasonably acceptable to Seller or Buyer has an existing confidentiality agreement with the customer that keeps the changes to the Gas costs confidential.

Where practicable and provided that it is lawful to do so the disclosing party must give the other party prior notice of the intended disclosure where the disclosure of Confidential Information is required by law or stock exchange rules.
9.	Commencement Date:	26 June 2006.
10.	Supply Term:	10 Contract Years. A Contract Year is the period of 12 months commencing at 8 a.m. on the Commencement Date and on each anniversary of the Commencement Date.
11.	Additional Term:
In the event that the Buyer wishes to extend the Supply Term by 5 years, Buyer and Seller may enter into good faith discussions concerning extending the Supply Term under this GSA, provided that nothing herein obliges the Seller to increase the Supply Term.
12.	Delivery Point:
Outlet flange from the Comet Ridge production facilities into the Queensland Gas Pipeline (QGP) at Comet Ridge No. 1 Compressor site. Buyer will be responsible for making all necessary contractual arrangements with the owners of the QGP to ensure that capacity is available to receive gas under this GSA.

The Seller may propose alternate delivery points for the delivery of gas within the area of ATP526 and associated Petroleum Leases. The Buyer is not obliged to accept the proposed change to the Delivery Point.
13.	Annual Contract Quantity (ACQ):	ACQ 1,500,000 (GJ/pa)
Seller is not obliged to supply gas above ACQ in any Contract Year.
14.	Daily Contract Quantity (DCQ):	The DCQ (GJ/day) shall be the ACQ divided by 365
15.	Maximum Daily Quantity (MDQ):	The MDQ (GJ/day) shall be the DCQ multiplied by 120%.
16.	Annual Minimum Quantity (AMQ):	The AMQ is 75 percent of the ACQ. AMQ is reduced by any quantities of gas, up to MDQ for any day, that:
		a)	Buyer was prevented from taking by reason of Force Majeure;
		b)	Seller failed to deliver for any reason, including Force Majeure;
		c)	did not meet the gas specifications and that were not accepted (or not deemed to have been accepted under clause 19) by the Buyer; or
		d)	Buyer did not take due to Buyer Planned Maintenance.
17.	Monthly Minimum	The MMC is ([75% ×	ACQ	]-R)×CP where:
	Charge (MMC):		12
CP is the Contract Price applicable for that month; and
R is the amount of gas for that month that:
a)	Buyer was prevented from taking by reason of Force Majeure;

		b)	Seller failed to deliver for any reason, including Force Majeure;
		c)	did not meet the gas specifications and that was not accepted (or not deemed to have been accepted under clause 19) by the Buyer; or
		d)	Buyer did not take due to Buyer's Planned Maintenance.
18.	Gas Specification:	To meet the specifications applicable in Queensland or the National Gas Specification when applicable.
19.	Off Specification Gas:
Either party must notify the other party as soon as reasonably practicable after becoming aware that gas does not, or is expected not to, meet specification. Where the Seller provides the notice, such notice must provide details of the composition of the gas and the extent to which specification is not met and the anticipated duration of the failure to meet specification.
The Buyer will have the right to refuse receipt of gas not meeting specification, and Buyer will automatically be taken to reject gas rejected by the operator of the QGP.
On each successive day, Buyer may accept or reject delivery of Off-Specification Gas at any time at its discretion prior to nominations being submitted by Seller.
Seller will advise Buyer as soon as practicable when it can resume delivery of Gas which meets the Gas Specification.
Buyer is deemed to have agreed to take Off-Specification Gas if:
		(a)	Buyer continues to take delivery of Off-Specification Gas after advising Seller or within a reasonable time after receiving the Seller's notice;
		(b)	Buyer continues to take Off-Specification Gas within a reasonable time after it becomes aware that Off-Specification Gas is being delivered but does not advise Seller; or
(c)
Buyer continues to take Off-Specification Gas within a reasonable time after it becomes aware that Off-Specification Gas is being delivered but becomes so aware by means other than being so advised by the Seller.

If Buyer accepts delivery or is deemed to have accepted delivery of Off-Specification Gas, Buyer will be liable to pay Seller for the quantity of Off-Specification Gas in accordance with the price as calculated under this GSA as if the Off-Specification Gas was regarded as Gas which complies with the Gas Specification.

Seller will not be liable for any loss or damage suffered by Buyer caused by Buyer taking delivery of Off-Specification Gas which it has agreed to accept or is deemed to have accepted under this provision.

In the case that a description of Off-Specification Gas provided by the Seller proves to be incorrect, Buyer may change its decision at any time as to whether or not to accept further deliveries of gas. Seller will be liable in those circumstances for any direct loss or damage suffered by Buyer as a consequence of accepting the incorrectly described Off-Specification Gas as described by the Seller.
20.	Delivery Pressure:	The lesser of the entry pressure from time to time required for the QGP and 10,200 kPa. The temperature of the delivered gas shall be that required for the Delivery Point.
21.	Contract Price (at the Base Date):
Price of $[***] per GJ (as at the Base Date) will apply of all gas supplied during the Supply Term of this GSA. The Contract Price is to be varied annually in accordance with clause 27. Contract Price is exclusive of GST.
22.	Take or Pay Obligation:	The Buyer will be obliged to take or pay for the AMQ for each Contract Year. This will be effected as follows:
		(a)	Buyer will be obliged to pay for the MMC for each month of the Contract Year; and
(b)
there will be an adjustment amount being the difference between the total MMC paid for by the Buyer during each Contract Year and the AMQ for that Contract Year (Adjustment Amount) as set out in clause 30.

Buyer will be obliged to take or pay for the AMQ for each Contract Year (pursuant to the reconciliation statement provided under clause 30). When Buyer has taken the AMQ for the Contract Year, subject to clause 35, Buyer may take Make up Gas.
23.	Failure to Supply and delivery of off-specification Gas:	Subject to the Buyer incurring costs due to the default of a Seller, the liability of that Seller will be limited to the least of:
		(a)	the costs directly incurred by the Buyer as a result of the default including the purchase of Ammonia in the event that the Buyer is unable to source alternative supplies of gas;
(b)
$[***] multiplied by the quantity of Gas not delivered or the quantity of the Off-Specification Gas not accepted by the Buyer under clause 19 (and for the purpose of this clause 23, upon the termination of this GSA under clause 40, any undelivered Make-up Gas not delivered at the date of termination will be counted in the quantity of Gas not delivered to the extent it would have been delivered if this GSA had not been terminated); or
(c)
the difference between the reasonable costs and expenses directly incurred by the Buyer in obtaining delivery of alternative supplies of Gas, and the amount that would have been paid to the Seller under this GSA if that alternative supply of Gas had been made available for delivery by the Seller under this GSA.
***Text has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested under 17 C.F.R. section 240.24b-2.

24.	Limitation of Liability:
Notwithstanding any other provision, neither party will be liable to the other party for any loss of use, revenue or profit or for any special, indirect, incidental, consequential or punitive damages of any kind, arising from any breach of an obligation under this GSA or any duty owed by a party arising out of the respective obligations of the parties under this GSA.
Seller limitation of liability
Despite any other provision, the Seller shall not be liable to the Buyer, for damages which in aggregate exceed A$1 million in any Contract Year and A$6 million during the term of this GSA.
Buyer limitation of liability
Buyer's liability to Seller for failure to take gas is capped at the value of Buyer's remaining Take or Pay obligations, calculated using the Initial Contract Price.
Buyer's maximum aggregate liability to Seller in connection with any other matters relating to this GSA is A$3 million.
25.	Force Majeure:	a)
Force Majeure means any event or circumstance not within the reasonable control of a party and which by the exercise of due diligence, that Party is not reasonably able to prevent or overcome, including without limiting the generality of the nature of those events or circumstances:
			i)	acts of God, including without limitation, earthquakes, floods, washouts, landslides, lightning, storms and extreme weather conditions;
			ii)	strikes, lockouts, bans, slowdowns or other industrial disturbances;
			iii)	acts of enemy, terrorist acts, wars, blockades or insurrections, riots and civil disturbances, arrest and restraint of rulers and peoples, terrorism;
			iv)	fire or explosion;
			v)	any order, direction, or requirement under laws relating to Aboriginal cultural heritage or native title;
			vi)	epidemic or quarantine;
vii)
order of any court or tribunal (except where such order arises from a party's breach of this GSA or negligence in performing this GSA) or the order, act, or omission or failure to act of any government or governmental authority having jurisdiction;
viii)
equipment breakdown, accident, breakages or accidents to machinery or pipelines or plant (including pipelines used to transport the Gas), freezing of wells or pipelines, the necessity for making repairs and/or alterations in machinery or pipelines (other than routine maintenance for which notice has not been given);.

The following matters will not constitute Force Majeure by either Party:
			i)	lack of finances;
			ii)	lack of funds;
			iii)	inability to borrow funds; and
			iv)	failure of a party's or a financial institution's payment systems.
Effect of Force Majeure
To the extent a Force Majeure event:
		(a)	was beyond a party's control;
		(b)	could not be avoided by the exercise of due diligence by that party;
		(c)	was not caused by a Party's negligence or breach; and
		(d)	prevented a party from performing any obligations under this GSA, then the affected Party is relieved of those obligations under this GSA.

The time for carrying out the relevant obligation is extended by the period during which Force Majeure subsists, except that Force Majeure will not operate to extend the Supply Term. A party must notify the other party as soon as practicable after it becomes aware of the existence of any event of Force Majeure affecting, or likely to affect, its performance under this GSA.

If a party has invoked the provisions of this clause and the same event of Force Majeure prevents or inhibits the performance of any obligation or condition required to be performed under this GSA for a period of 12 months, then the party not claiming to be prevented from performance by Force Majeure may terminate this GSA immediately by giving written notice to the other party.
26.	Notices:	Seller:		Gas Marketing Manager
Level 20, 307 Queen Street Brisbane, Qld 4000 Tel +61 7 3002 4300 Fax +61 7 3229 5772
		Buyer:		Manager Strategic Procurement Group] 1 Nicholson Street Melbourne, Vic 3000 Tel +61 3 9665 7378 Fax +61 3 9665 7834
		Copy:		Yarwun Site Manager Orica Australia Pty Ltd 15 Reid Road Via Gladstone, Qld 4680 Tel +61 7 4976 3500 Fax +61 7 4976 3510

Notifications shall be delivered by hand, pre-paid mail or transmitted by facsimile.
27.	CPI:
The Contract Price will be escalated annually from the Base Date on 1 July each year commencing on 1 July 2005 by [***]% of the proportionate increase in the Consumer Price Index (for the previous Contract Year).
Consumer Price Index definition

The Consumer Price Index will be the weighted average of 8 capital cities, All Groups Index for the previous Contract Year as determined by the Australian Bureau of Statistics, and as adjusted to exclude the impact of one off events such as the introduction of new tax, impost or change in GST.
28.	Base Date:	1 July 2004 (June 2004 Quarter index)
29.	Payment Terms:
Invoices will be provided by Seller within ten (10) business days of the end of the month. Payment will be made within fourteen (14) days of receipt of an invoice or 20th day of the following month, whichever is later.
Invoices and supporting material will be in a form:
(a) so as to be a tax invoice complying with the GST Act; and
(b) as reasonably requested by Buyer.
Where there is a dispute over payment, any amount not in dispute will be payable but payment of a disputed amount is not required until the dispute has been resolved in accordance with Clause 41.
Errors
A period of 12 months will be allowed for rectification of any billing errors with payment to be made within 21 Days of the error being identified.
If parties are unable to agree on a billing error, dispute resolution clauses will apply.
30.	Reconciliation	Monthly reconciliation statement
Seller must provide a monthly reconciliation statement showing:
(a) total quantity of Gas delivered to Buyer; and
(b) quantity of Make Up Gas delivered (if any)
(The monthly reconciliation statement may be combined with the monthly invoice or issued as separate statements.)
Seller must provide a variation letter detailing any changes which have occurred to any of the components of the Contract Price within 30 days of that variation.
***Text has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested under 17 C.F.R. section 240.24b-2.

Annual reconciliation statement and Adjustment Amount
At the end of each Contract Year, Seller must provide an annual reconciliation statement showing:
		(a)	the total quantity of Gas and Make Up Gas delivered to Buyer;
		(b)	total quantity of Make Up Gas remaining;
		(c)	the total MMC paid for the Contract Year;
		(d)	the AMQ; and
		(e)	the Adjustment Amount for that Contract Year.
31.	Nominations	Nominations will be made by Buyer on the following basis:
		a)	Three months before the Contract Year end, Buyer will provide a non-binding estimate of monthly demand for the following Contract Year;
		b)	At least 10 days before end of each month, Buyer will provide its best estimate, on a non-binding basis, of its forecast requirements for gas for each day of the following month;
		c)	On each Friday, before 10 am, the Buyer will, by notice to the Seller nominate its requirements for the next 7 days;
d)
On each day, before 10 am, the Buyer may, by notice to the Seller, nominate its requirements for the following day, and the Seller must make gas available at the Delivery Point to meet the Buyer's requirements in accordance with the provisions set out in this GSA;
		e)	If the Buyer fails to make a nomination in accordance with paragraph (c), it will be deemed to have nominated the amount for that day provided by it in accordance with paragraph (b).
Subject to clause 32, the Buyer has the right to nominate a quantity of gas for delivery on any day up to the MDQ.
32.	Seller's Permitted Interruptions:	Obligations of Seller
Subject to Seller's obligations under any applicable gas code, if there is an interruption to the delivery of Gas for any reason, then Seller must:
		•	provide as much notice as reasonably possible under the circumstances;
		•	keep Buyer informed as to the circumstances and the quantity of Gas to be delivered to Buyer; and
		•	act in good faith towards Buyer.
Permitted interruptions
Buyer shall permit the interruption of supply by the Seller on the following basis:
		a)	To allow for statutory inspections;

		b)	To enable the connection of new or replacement equipment for the production and processing of gas;
		c)	Planned maintenance;
		d)	To comply with any applicable laws or regulations or orders of the regulatory authorities other than as referred to in paragraph (a);
e)
In the case of emergency, or where in the reasonable opinion of the Seller there is a threat to safety or operational integrity in any relevant gas production system or the relevant pipeline for the period and to the extent required by the abatement of that emergency or threat (provided that the Seller was not capable of preventing the interruption and that such interruption is not as a result of the Seller's act, omission or breach of this GSA); or
f)
In the event that if the Seller were to continue to deliver gas it would result in the Seller breaching the maximum pressure referred to in clause 20 (provided that the Seller was not capable of preventing the interruption and that such interruption is not as a result of the Seller's act, omission or breach of this GSA).
The interruptions referred to in paragraphs (b) to (c) above shall:
		a)	occur on no more than 10 days in any Contract Year and for a maximum of 12 hours in any one continuous period of interruption;
		b)	not relieve the Seller from its obligation to make the ACQ available for delivery; and
c)
be managed by Seller in conjunction with the Buyer, including delivery of Gas at alternate delivery points at Buyer's cost in order to minimise reductions in delivery of Gas during a period of Permitted Interruptions.
The Seller will use all reasonable endeavours to ensure that all Permitted Interruptions are limited to the extent reasonably practicable.
33.	Seller's Permitted Reductions:	Buyer shall permit the reduction of supply by the Seller of up to 20% of MDQ for no more than 10 days during each Contract Year.
The Seller will use all reasonable endeavours to ensure that Buyer is informed as early as possible as to the timing of the Seller's Permitted Reductions to the extent reasonably practicable.
34.	Buyer's Planned Maintenance:	Seller shall permit the reduction or cessation of receipt by the Buyer on the following basis:
		a)	To allow for planned maintenance for up to 15 days per annum with at least 14 days notice;
		b)	Unplanned maintenance required for safety or statutory reasons.
The interruptions referred to in paragraphs (a) and (b) above shall:
		a)	not relieve the Buyer from its obligation to take the AMQ; and

		b)	be managed by Buyer in conjunction with the Seller, to minimise reductions in delivery of Gas during a period of Buyer's Planned Maintenance.
The Buyer will use all reasonable endeavours to ensure that all Buyer's Planned Maintenance is limited to the extent reasonably practicable.
35.	Make up Gas:
Where Buyer has paid for, but not taken delivery of, gas under take or pay provisions in any Contract Year, Make up Gas, if any, may be taken in any Contract Year once the AMQ has been taken in that Contract Year.

On the expiry or termination of this GSA, Buyer may take Make up Gas at a rate of no more than 50% of the MDQ which is applicable in the final Contract Year, for a maximum period of six months following the expiry or termination date, as extended for any periods that Make up Gas has not been made available for delivery following Buyer's nomination (Make up Period). Any Make up Gas banked after the Make up Period will be forfeited.
36.	Make up Gas Buy Back:
Buyer may offer to sell back Make up Gas to Seller. Seller is not obliged to purchase gas so offered. If Seller agrees to purchase gas so offered, Seller will pay Buyer 50% of the then prevailing Gas Price per GJ.
37.	Uniform delivery and receipt:	Both Seller and Buyer will work to ensure that gas is delivered at uniform rates, as far as the Buyer's production needs allow, during each Contract Year.
38.	Imposts:	a)
Subject to paragraphs (b) and (c), the Seller will be responsible for all Imposts imposed by law in relation to the costs of extraction, production and delivery of gas to be delivered under this GSA, up to the point of delivery of the gas.
b)
If, as a result of any new or varied Imposts, that may be imposed by law after the date of this GSA, the costs of extraction, production and delivery of gas to be delivered under this GSA are increased or decreased, the cost increase or cost decrease will be:
i)
in the case of a cost decrease, shown as a separate adjustment item on the Seller's invoices to the Buyer and will be deducted from the amount otherwise payable by the Buyer to the Seller pursuant to this GSA; or
			ii)	in the case of a cost increase, paid by the Buyer to the Seller and will be invoiced separately by the Seller to any other amounts payable by the Buyer to the Seller under this GSA.
c)
Any new or varied Imposts or other charges arising out of or attributable to carbon production, greenhouse gas emissions or other environmental taxes that may be introduced by Local, State or Federal Government relating to the supply of Gas by the Seller to the Buyer will be passed through to the Buyer in addition to the gas prices specified herein.
Impost means any tax, duty, excise, levy, rate, royalty, cost or charge:

		(a)	which is imposed by law on or in respect of or in relation to the acquisition, storage, recovery, production, transportation, processing, supply or sale of Gas, but does not include any tax, duty, excise, levy, rate, royalty, cost, or charge imposed in respect of:
		(b)	employees (such as payroll tax) or benefits provided to employees (such as fringe benefits tax or superannuation levies);
(c)
transactions or documents which do not directly relate to the acquisition, storage, recovery, production, transportation, processing, supply or sale of Gas (such as stamp duty on documents or transactions or insurance taxes);
		(d)	any funding or financing arrangements (such as withholding tax);
		(e)	bank account imposts (such as debits tax or financial institutions duty);
		(f)	any GST already recoverable under clause 39 or which relates to paragraphs (a) to (c) above.
39.	GST:
The gas prices stated in this GSA are exclusive of GST. If GST is levied in respect of any supply made pursuant to this GSA, the party receiving the supply must pay an additional amount (the GST component) equal to the value of the GST exclusive consideration payable or to be provided for the supply multiplied by the rate at which GST is levied. The GST component is payable at the same time as the party receiving the supply is required to pay or provide the GST exclusive consideration for the supply, subject to receipt of a Tax Invoice.

If the amount of GST recovered by the supplier from the recipient differs from the amount of GST payable at law by the supplier (or an entity grouped with the supplier for GST purposes) in respect of the supply, the amount of the difference must be paid by, or refunded to the recipient, as the case may be.

If one party ("payer") is required to indemnify or reimburse another party ("payee") for any cost, loss or expense incurred by the payee, the required payment does not include any part of such cost, loss or expense that the payee (or an entity grouped with the payee for GST purposes) is entitled to claim as an Input Tax Credit.
GST, Input Tax Credit and Tax Invoice have the same meanings as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
40.	Material Default:	It will be an event of Default by Seller if:
		(a)	it fails to perform any material obligation to be performed by it under this GSA and it is not otherwise excused from performance by the terms of this GSA;
		(b)	it fails to pay to Buyer any amount not in dispute when due under this GSA; or
		(c)	an Insolvency Event occurs in respect of Seller.

It will be an event of Default by Buyer if:
(a)	it does not make due payment of moneys (including interest) payable by it under this GSA and not in dispute;
(b)	it fails to perform any material obligation to be performed by it under this GSA and it is not otherwise excused from performance by the terms of this GSA; or
(c)	an Insolvency Event occurs in respect of Buyer.

For Defaults other than an Insolvency Event, the non-defaulting party may, upon becoming aware of a Default of the other party (the defaulting party), serve written notice on the defaulting party to rectify the default (the original default notice).
The rectification period for the Default is thirty (30) days from the original default notice. The rectification period does not apply where the Default is an Insolvency Event.
If Seller fails to remedy a Default in the relevant cure period or if an Insolvency Event occurs in relation to Seller, Buyer may at its discretion take any one or more of the following actions:
•	suspend receipt of Gas;
•	terminate this GSA, effective immediately; or
•	subject to clause 24 (limitation of liability), sue Seller.

If Buyer fails to remedy a Default in the relevant rectification period or if an Insolvency Event occurs in relation to Buyer, Seller may at its discretion take any one or more of the following actions:
•	subject to clause 24 (limitation of liability), sue Buyer; or
•	where the default is Buyer's failure to make any undisputed due payment, Seller may suspend delivery of the Gas; or
•	terminate this GSA effective immediately.
Termination of this GSA will be without prejudice to the other rights of the non-defaulting party.

Where the default is constituted by a failure to make gas available for delivery, the Parties agree that such default shall be remedied by the resumption in the delivery of gas within the periods provided for in the default notice, although this resumption in no way reduces Seller's liability for the default.
For the purposes of this clause an Insolvency Event occurs in relation to a party if:
(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or
(b)
it has had a Controller (as defined by the Corporations Act) appointed or is in liquidation, in provisional liquidation, under administration or wound up or has had a Receiver appointed to any part of its property; or

(c)
it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or
(d)
an application or order has been made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or
(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or
(f)
it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or
(g)	it is otherwise unable to pay its debts when they fall due; or
(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.
41.	Disputes
If any dispute arises in connection with this GSA it must be referred to the nominated contacts for each party set out in clause 26 who must meet to determine whether or not the dispute can be resolved by agreement. Unless they are able to resolve the dispute within 30 days, the dispute must be referred to the chief executives (or their designates) of each party who must meet to determine whether or not the dispute can be resolved by agreement. If they are able to resolve the dispute within 30 days:
		a)	in the case of a Technical Dispute or Financial Dispute, the dispute will be referred to an Expert; or
		b)	for any other disputes the parties will (without limiting any other rights) refer the dispute to Arbitration,.
pursuant to the terms of engagement below.

Technical Dispute means a dispute relating to matters solely of a technical nature which arises from Permitted Interruptions, Nominations, Off Specification Gas, Measurement or any other dispute of a technical nature which the parties think should be determined by an Expert.
A Financial Dispute means a matter involving financial calculations which is capable of determination by audit or reference to accounting principles.

Arbitration

Arbitration will occur under the Commercial Arbitration Act 1990 (Qld) and will be held in Queensland (unless otherwise agreed). The arbitrator will be appointed by agreement between the parties within 14 days however in default of that appointment, will be appointed by the President for the time being of the Institute of Arbitrators and Mediators Australia. All costs associated with the arbitrator will be divided equally between the parties.
Expert
The Expert must be a person qualified by education, experience and training to determine the matter in dispute and selected by the parties or, failing agreement:
(a)
a Technical Expert must be a member of the Institute of Engineers of Australia and have at least 10 years' experience in the technical field and be selected by the President of the Institute of Engineers of Australia; and
		(b)	a Financial Expert must be a chartered accountant and have at least 10 years' experience in the field and be selected by the President of the Institute of Chartered Accountants.
Each Party may be represented at any hearing before the Expert and will make available such materials as may be requested by the Expert.
The Expert will make a determination on the issue in dispute and any adjustments between the Parties. The Expert's determination will be final and binding on the Parties.
The Parties will bear their own costs in resolving disputes and Buyer and Seller will each bear one half of the Expert's costs.
Each Party must continue to perform their obligations under the Agreement despite the existence of the dispute.
42.	Assignment	The Buyer may not assign its rights under this GSA unless such assignment is:
		a)	to a person, corporation or entity who is technically and financially capable of performing the Buyer's obligations under this GSA to the reasonable satisfaction of the Seller; or
		(b)	to a related body corporate (as defined in the Corporations Act 2001) of the Buyer.
The Seller may not assign its rights in this GSA unless such assignment is:
a)
to a person, corporation or entity who is technically and financially capable of performing the Seller's obligations under this GSA to the reasonable satisfaction of the Buyer and has access to gas in quantities and specification as required under this GSA; or
		b)	to a related body corporate (as defined in the Corporations Act 2001) of the Seller or;

		c)	to a Comet Ridge Party in accordance with clause 5 of this GSA.

Buyer consents to the Seller mortgaging, charging or creating a security interest over the whole or any of its rights or obligations under this GSA. Further, if requested by the Seller, the Buyer agrees to enter into a tripartite agreement with a recognised financial institution(s) on such terms as are mutually satisfactory to the parties. The Seller will indemnify the Buyer against its reasonable legal costs of any such tripartite agreement.
43.	Costs	Each party will bear its own costs in relation to the negotiation of this GSA.
44.	Implied Terms Excluded
To the greatest extent permitted by law, the parties agree that all terms and conditions, which would, but for the operation of this clause, have been deemed to be implied in this GSA by any statute or law, are excluded.
45.	Governing Law
This GSA will be governed by the laws of the State of Queensland, Australia. The parties submit irrevocably to the non-exclusive jurisdiction of the courts of the State of Queensland. The parties waive any objection they might have to claim any action in these courts has been brought in an inconvenient forum or to those courts not having jurisdiction.
46.	Title and Risk	Title and risk to the gas will be transferred to the Buyer at the Delivery Point.
47.	Measurement
The measuring equipment at the Delivery Point will comply in all respects with the technical requirements for such equipment as published from time to time by the owner of the QGP, which requirements shall nevertheless be in accordance with good pipeline industry practice for this type of equipment and conform to appropriate Australian and internationally recognised standards and codes.
48.	Time	References in this GSA to time are references to Australian Eastern Standard Time.
49.	On Selling of Gas	a)	Buyer reserves the right to on-sell Gas to any related body corporate of Buyer ("Related Buyer Companies"), for use at the Yarwun Site.
b)
In the event of a bona fide reduction in demand for Buyer's products at its Yarwun facility over a period of six consecutive months, Buyer may deliver gas to Incitec Pivot Limited (IPL) for consumption at IPL's Gibson Island facility of up to 20% of the MDQ under this GSA. If IPL purchases gas from the Buyer at a price greater than the then current Gas Price for gas supplied under this GSA, Buyer will rebate to the Seller 100% of the difference between the price per GJ of gas contracted with the Seller and the price paid by IPL (in each case excluding GST).
c)
In the event of a bona fide reduction in demand of greater than 50% for the Buyer's product at its Yarwun facility over a period of six consecutive months, Seller will consider a request from Buyer to assist Buyer in finding alternate markets for the gas. Apart from considering such a request in good faith, Seller will be under no obligation whatsoever to assist the Buyer in this regard, and Buyer's obligations to take or pay for gas under this GSA shall remain unaffected.

		d)	In the event that the Buyer sells gas as permitted by clause 49(b) above, the Buyer shall contractually ensure that any purchaser of the gas agrees to the disclosure of the gas price to the Seller.
e)
Apart from the circumstances provided for in clauses 49(a), (b) and (c) above, the Buyer agrees that gas it purchases from the Seller under this GSA will be used for its own consumption and that such gas will not be on-sold to third parties.
50.	Reserves Report
The Seller will provide the Buyer, if requested, with a copy of a summary of the relevant reserves information from the annual Reserves Report by the Seller's independent reserves consultants, which covers the evaluation of the Fairview (Comet Ridge) property. This summary, if requested, will be provided as soon as practicable after receipt by the Seller of the Reserves Report from the independent consultants in the year following the evaluation. Buyer agrees that, if provided, this information is to be kept strictly confidential by the Buyer. Further, Buyer acknowledges that this information is prepared by the independent reserves consultants solely for the use of the Seller and that neither the independent reserves consultants nor the Seller makes any representation of any kind whatsoever as a result of the subsequent provision of such information to the Buyer.

Dated this 23rd day of November 2004

Executed by TIPPERARY OIL & GAS
(AUSTRALIA) PTY LIMITED
ABN 46 077 536 871

/s/ NEAL J. AMBROSE Director Signature	/s/ RICHARD A. BARBER Director/Secretary Signature
Neal J. Ambrose Print Name	Richard A. Barber Print Name

Signed for and on behalf of ORICA
AUSTRALIA PTY LTD
ABN 24 004 145 868
By its duly authorised representative

In the presence of:

/s/ ANNETTE COCH Witness	/s/ G. R. LIEBELT Signature of Authorised Representative
Company Secretary Position Held	Director Position Held
Annette Coch Name of Witness (BLOCK LETTERS)	G. R. Liebelt Name of Authorised Representative (BLOCK LETTERS)

Schedule 1

Comet Ridge Parties

Tipperary Oil & Gas (Australia) Pty Ltd ABN 46 077 536 871	61.90625000%
Craig, Ltd.	2.34375000%
Wilbanks Pecos County	0.31250000%
Origin Energy (CSG) Limited	4.47656250%
Oil Company of Australia (Moura) Pty Ltd	2.34375000%
Tipperary Corporation	2.92968750%
Tipperary CSG Inc	4.68750000%
Tri-Star Petroleum Company	2.14062500%
Origin Energy Resources Limited	0.10525000%
OCA (CSG) Pty Limited	17.00412500%
Estate of W.D. Kennedy	1.75000000%
100.00000000%

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  Exhibit 10.30